UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):                 October 15, 2013

CATALYST PHARMACEUTICAL PARTNERS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-33057	76-0837053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

355 Alhambra Circle Suite 1500 Coral Gables, Florida	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(305) 529-2522

Not Applicable

Former Name or Former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 15, 2013, the Company issued a press release announcing that at a recent meeting, the independent Data Monitoring Committee overseeing the Company’s ongoing pivotal Phase III clinical trial in the United States and Europe evaluating Firdapse™ for the treatment of Lambert-Eaton Myasthenic Syndrome recommended that the Company continue the trial as planned based on the committee’s review of safety and clinical data from the trial. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The Company is also updating the market on recent transactions in its common stock. At June 30, 2013, the Company had 41,470,687 shares of its common stock outstanding. Subsequent to that date, the following transactions occurred:

•	Between August 19, 2013 and September 3, 2012, the Company issued an aggregate of 2,623,049 shares of its authorized but unissued common stock upon the exercise of previously issued common stock purchase warrants, raising gross proceeds from such warrant exercises of approximately $2,757,000;

•	On September 10, 2013, the Company closed a registered direct public offering of 8,800,000 shares of its authorized but unissued common stock, raising gross proceeds of approximately $15.1 million; and

•	Between September 11, 1013 and October 8, 2013, the Company issued an aggregate of 1,239,201 shares of its authorized but unissued common stock upon the exercise of previously issued common stock purchase warrants, raising gross proceeds from such warrant exercises of approximately $1,327,000.

All of the shares of common stock issued upon the exercise of the common stock purchase warrants and in the registered direct public offering are registered under the Securities Act of 1933 and therefore are fully transferable.

As of today, the Company has 54,132,937 shares of its common stock outstanding.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release issued by the Company on October 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Catalyst Pharmaceutical Partners, Inc.

By:	/s/ Alicia Grande
Alicia Grande Vice President, Treasurer and CFO

Dated: October 15, 2013

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